Exhibit 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6800 Fax 626.817.8838

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS THIRD QUARTER 2010 NET INCOME OF $47.0 MILLION OR $0.27 PER SHARE

Pasadena, CA – October 25, 2010 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier regional banks, today reported financial results for the third quarter of 2010. For the third quarter of 2010, net income was $47.0 million and net income available to common stockholders was $0.27 per diluted share.

“We are pleased to report strong third quarter earnings of $47.0 million, an increase of 29% from the second quarter of 2010. East West has consistently improved core profitability each and every quarter in 2010,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “During the third quarter we grew non-covered commercial and trade finance loan balances by $167.3 million or 11% to $1.7 billion. We grew core deposits by $290.3 million or 4% to a record $8.5 billion and total deposits to a record high of $15.3 billion.”

“For East West, credit costs have now declined for the past four consecutive quarters. Quarter over quarter, net charge-offs decreased $10.1 million or 18%, provision for loan losses decreased $16.6 million or 30% and nonperforming assets remained under 1% of total assets.”

Ng concluded, “Last week we seamlessly completed the core systems integration of Washington First International Bank. With the integrations of both United Commercial Bank and Washington First International Bank behind us, East West is 100% focused on profitably growing our core business and serving our customers.”

2010 Quarterly Results Summary
	For the three months ended,			% Change
Dollars in millions, except per share	September 30, 2010	June 30, 2010	March 31, 2010	Q3 vs. Q2 2010
Net income (loss)	$47.0	$36.3	$24.9	29%
Net income (loss) available to common shareholders	40.2	30.2	18.8	33%
Earnings per share (diluted)	0.27	0.21	0.13	29%

Return on average assets	0.93%	0.73%	0.49%	27%
Return on average common equity	8.11%	6.26%	4.71%	30%

Tier 1 risk-based capital ratio	17.9%	18.9%	18.9%	-5%
Total risk-based capital ratio	19.7%	20.8%	20.9%	-5%

East West has increased profitability each quarter of 2010, growing net income 46% in the second quarter to $36.3 million and 29% in the third quarter to $47.0 million. Quarter over quarter, diluted earnings per share grew $0.08 or 62% in the second quarter and $0.06 or 29% in the third quarter.

Third Quarter 2010 Highlights

•
Third Quarter Earnings – For the third quarter 2010, net income was $47.0 million, an increase of $10.6 million over net income of $36.3 million reported in the second quarter of 2010 and an increase of $115.5 million over a net loss of $68.5 million reported in the third quarter of 2009.

•
Strong Net Interest Margin –The core net interest margin, excluding the net impact to interest income of $5.5 million resulting from the disposition of covered loans, totaled 3.98% for the quarter. The third quarter core net interest margin of 3.98% reflected no change from the second quarter and an increase from 3.20% in the third quarter of 2009. (See reconciliation of the GAAP financial measure to this non-GAAP financial measure in the tables attached.)

•	Strong C&I Loan Growth – Quarter to date, non-covered commercial and trade finance loans grew $167.3 million or 11% to $1.7 billion.

•
Significant Deposit Growth – Core deposits grew to a record $8.5 billion as of September 30, 2010, an increase of $290.3 million or 4% from June 30, 2010. Additionally, time deposits grew $89.0 million or 1% resulting in total deposits of a record $15.3 billion as of September 30, 2010.

•
Net Charge-offs Down 18% from Q2 2010, Down 70% from Q3 2009 – Net charge-offs declined to $45.1 million, a decrease of $10.1 million or 18% from the prior quarter and a decrease of $106.2 million or 70% from the third quarter of 2009.

•
Nonperforming Assets Remains Below 1% – Nonperforming assets remain low at $196.3 million, or 0.96% of total assets. This is the fourth consecutive quarter East West has reported a nonperforming assets to total assets ratio under 1.00%.

•
Reduction in Noninterest Expense – Total noninterest expense excluding expenses to be reimbursed by the FDIC, totaled $92.1 million in the third quarter, a decrease of $10.2 million or 10% as compared to the second quarter of 2010. This figure represents an improvement from our noninterest expense guidance of $105 million.  (See reconciliation of the GAAP financial measure to this non-GAAP financial measure in the tables attached.)

•
Strong Capital Levels – As of September 30, 2010, East West’s Tier 1 risk-based capital and total risk-based capital ratios were 17.9% and 19.7%, respectively, significantly higher than the well-capitalized requirements of 6% and 10%, respectively.

Management Guidance

The Company is providing guidance for the fourth quarter and the full year of 2010. Management currently estimates that fully diluted earnings per share for the fourth quarter of 2010 will range from $0.28 to $0.31 per diluted share resulting in earnings per share for the full year 2010 of $0.89 to $0.92. This EPS guidance is based on the following assumptions:

•	Stable balance sheet with an increase in average earning assets to $17.9 billion,
•	A stable interest rate environment and a net interest margin between 4.00% and 4.10%,
•	Provision for loan losses of approximately $25 million to $30 million for the quarter,
•	Total noninterest expense of approximately $95 million, net of amounts to be reimbursed by the FDIC,
•	Effective tax rate of approximately 36%.

Balance Sheet Summary

At September 30, 2010, total assets were $20.4 billion as compared to $20.0 billion at June 30, 2010. During the third quarter, total loans decreased $157.8 million or 1% to $13.6 billion as a result of a decrease in covered loan balances of $300.0 million, offset by an increase in non-covered loans of $142.2 million. Investment securities increased $830.3 million or 40% during the quarter to $2.9 billion as a result of purchases of $1.7 billion of short-term corporate securities and agency securities, offset by sales of $177.4 million, as well as normal maturities, calls and paydowns. Deposits increased $379.3 million or 3% to $15.3 billion. During the quarter, we continued to deploy cash and short-term investments into shorter duration investment securities.

Gross loans at September 30, 2010 totaled $13.6 billion compared to $13.7 billion at June 30, 2010. During the quarter non-covered loan balances increased $142.2 million or 2%, to $8.6 billion at September 30, 2010. This increase in non-covered loans was largely driven by a $167.3 million increase in commercial and trade finance loans and a $111.4 million increase in consumer loans. The increases in the commercial and trade finance and consumer portfolios were partially offset by reduction in the commercial real estate, construction and land portfolios.  The net increase in non-covered loans was offset by decreases in the covered loan portfolio. Covered loans totaled $5.0 billion at September 30, 2010, as compared to $5.3 billion at June 30, 2010. The decrease in the covered loan portfolio was due to expected amortization paydowns, payoff and charge-off activity.

Deposit balances increased to a record $15.3 billion at September 30, 2010, compared to $14.9 billion at June 30, 2010. Total core deposits increased to a record $8.5 billion as of September 30, 2010, or an increase of $290.3 million or 4% from June 30, 2010. The increase in core deposits was largely driven by a $175.7 million or 7% increase in noninterest-bearing demand deposits which grew to a record $2.6 billion as of September 30, 2010.

Third Quarter 2010 Operating Results

Net Interest Income

Although the low interest rate environment continues to be a challenge for the industry, our net interest income has remained solid. Throughout 2010, East West has focused on maintaining a strong loan yield, improving the yield on other earning assets and growing low-cost core deposits. East West reduced the cost of deposits to 0.75% for the third quarter of 2010, down from 0.80% in the second quarter of 2010 and 1.24% in the third quarter of 2009. Further, through strategic actions taken earlier in 2010 to lower borrowing costs, East West has reduced the costs of funds to 1.11% for the third quarter of 2010, as compared to 1.17% for the second quarter of 2010 and 1.88% in the third quarter of 2009.

The core net interest margin, excluding the net impact to interest income of $5.5 million resulting from the disposition of covered loans, totaled 3.98% for the quarter, reflecting no change from the second quarter and an increase compared to 3.20% in the third quarter of 2009. The net impact of $5.5 million relates to dispositions of covered loans including early payoffs as well as charge-offs. (See reconciliation of the GAAP financial measure to this non-GAAP financial measure in the tables attached.)  Management believes that this adjusted net interest margin provides more clarity on the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

Noninterest Income

Noninterest income for the third quarter totaled $29.3 million, compared to noninterest income of $35.7 million in the second quarter of 2010 and a loss of $11.9 million in the third quarter of 2009. Noninterest income for the second quarter of 2010 included a purchase accounting gain of $19.5 million from the acquisition of Washington First International Bank (WFIB). The loss in the third quarter of 2009 was primarily due to impairment losses on investment securities.

Included within noninterest income for the third quarter is an increase in the FDIC indemnification asset and receivable of $5.8 million. This amount is primarily comprised of an increase of $7.8 million due to expenses reimbursable by the FDIC offset by a decrease of $5.5 million due to the disposition of covered loans. Of the $7.8 million of expenses reimbursable by the FDIC, $4.6 million is related to net writedowns and expenses on other real estate owned, and $3.2 million is related to legal and other loan related expenses. Additionally, we recorded a net increase of $3.5 million related to discount accretion on the FDIC indemnification asset, settlement adjustments and recoveries.

During the third quarter we recorded $4.2 million in gains on sales of loans, primarily from the sale of student loans. We also sold $177.4 million in investment securities at a gain of $2.8 million and recorded impairment losses on investment securities totaling $888 thousand related to pooled trust preferred securities.

As compared to the third quarter of 2009, branch fees increased by $3.3 million or 70%, letters of credit fees and commissions increased $904 thousand or 46%, and ancillary loan fees increased $1.1 million or 93%, primarily due to the acquisition of United Commercial Bank (UCB). In total, fees and other operating income increased $7.2 million or 71% for the third quarter of 2010 as compared to third quarter of 2009.  A summary of these fees and other operating income items is detailed below:

	Quarter Ended	Quarter Ended	% Change
	September 30, 2010	September 30, 2009	(Yr/Yr)
Noninterest income:
Branch fees	$7,976	$4,679	70%
Letters of credit fees and commissions	2,888	1,984	46%
Ancillary loan fees	2,367	1,227	93%
Other operating income	4,178	2,294	82%
Total fees & other operating income	$17,409	$10,184	71%

 Noninterest Expense

Noninterest expense totaled $99.9 million for the third quarter of 2010 compared to $125.3 million for the second quarter of 2010. The primary reason for the decrease in noninterest expense was due to a decrease in other real estate owned expenses to $5.7 million in the third quarter, compared to $21.0 million in the second quarter. In the second quarter, other real estate owned expenses were largely related to writedowns on covered assets which were foreclosed on. Additionally, in the third quarter, we recorded gains on sale of other real estate owned of $3.4 million, largely related to one asset, which reduced the net other real estate owned expenses to $5.7 million. Further, we recorded prepayment penalties of $3.9 million on FHLB advances in the second quarter which were included in other operating expenses. There were no FHLB advance prepayments in the third quarter.

A summary of the noninterest expenses for the third quarter, compared to the second quarter is detailed below:

	Quarter Ended	Quarter Ended
($ in thousands)	September 30, 2010	June 30, 2010
Total noninterest expense:	$99,945	$125,318
Amounts to be reimbursed on covered assets (80% of actual expense amount)	7,834	19,103
Prepayment penalty for FHLB advances	-	3,900
Noninterest expense excluding reimbursement amounts and prepayment penalty for FHLB advances	$92,111	$102,315

Under the loss share agreements with the FDIC, 80% of eligible expenses on covered assets are reimbursable from the FDIC. In the third quarter, we incurred $9.8 million in expenses on covered loans and other real estate owned, 80% or $7.8 million of which we expect to be reimbursed by the FDIC and which is recorded as an increase to the FDIC receivable as noninterest income.

Management anticipates that in the fourth quarter of 2010, noninterest expense will be approximately $95 million, net of amounts reimbursable from the FDIC.

The effective tax rate for the third quarter was 36.1% compared to 38.1% in the prior quarter and 43.5% in the prior year period. The effective tax rate is reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments.

Credit Management

Credit metrics continue to improve. For the fourth consecutive quarter, both net charge-offs and the provision for loan losses have declined. The provision for loan losses was $38.6 million for the third quarter of 2010, a decrease of $16.6 million or 30% compared to the previous quarter and a decrease of $120.6 million or 76% from the third quarter of 2009. Total net charge-offs decreased to $45.1 million for the third quarter, a decrease of $10.1 million or 18% from the previous quarter and a decrease of $106.2 million or 70% from the third quarter of 2009.  Management expects that the provision for loan losses will continue to decrease and range from $25 million to $30 million for the fourth quarter of 2010.

Nonperforming assets, excluding covered assets have remained low at $196.3 million or 0.96% of total assets at September 30, 2010. This compares to 1.84% of total assets at September 30, 2009. Nonperforming assets, excluding covered assets, as of September 30, 2010 included nonaccrual loans totaling $179.4 million and REO assets totaling $16.9 million.

Credit quality has remained stable in our commercial real estate portfolio. Net charge-offs on commercial real estate loans were low at 1.36%, annualized, of total average commercial real estate loans for the third quarter. Nonperforming commercial real estate loans increased by $41.2 million, but still remain low at 1.74% of total non-covered commercial real estate loans. Land and construction loan balances have declined even further during the quarter to less than 3% of total assets at September 30, 2010.

Notwithstanding the improvements noted above, we have maintained a strong allowance for non-covered loan losses at $240.3 million or 2.79% of non-covered loans receivable at September 30, 2010, to cover inherent losses in the portfolio. This compares to an allowance for loan losses of $249.5 million or 2.94% at June 30, 2010 and $230.7 million or 2.74% of outstanding loans at September 30, 2009.

As discussed above, all loans acquired from UCB and WFIB were recorded at estimated fair value as of the acquisition dates. East West entered into loss sharing agreements with the FDIC that cover future losses incurred on nearly all the UCB and WFIB legacy loans.

Capital Strength
Capital Strength
(Dollars in millions)
		Well Capitalized Regulatory Requirement	Total Excess Above Well Capitalized Requirement

	September 30, 2010

Tier 1 leverage capital ratio	10.8%	5.00%	$1,131
Tier 1 risk-based capital ratio	17.9%	6.00%	1,407
Total risk-based capital ratio	19.7%	10.00%	1,145
Tangible common equity to tangible asset	7.96%	N/A	N/A
Tangible common equity to risk weighted assets ratio	13.5%	4.00%*	1,121

As there is no stated regulatory guideline for this ratio, the SCAP guideline of 4.00% tangible common equity has been used.

East West remains committed to maintaining strong capital levels that exceed regulatory requirements. As of the end of the third quarter of 2010, our Tier 1 leverage capital ratio totaled 10.8%, Tier 1 risk-based capital ratio totaled 17.9% and the total risk-based capital ratio totaled 19.7%. East West exceeds well capitalized requirements for all regulatory guidelines by over $1.0 billion.

Dividend Payout

East West’s Board of Directors has declared fourth quarter dividends on the common stock and Series A Preferred Stock. The common stock cash dividend of $0.01 is payable on or about November 24, 2010 to shareholders of record on November 10, 2010. The dividend on the Series A Preferred Stock of $20.00 per share is payable on November 1, 2010 to shareholders of record on October 15, 2010.

About East West

East West Bancorp is a publicly owned company with $20.4 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent commercial banks headquartered in California with over 130 locations worldwide, including the U.S. markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shanghai, Shenzhen and Taipei.  Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and representative offices in Beijing and Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of borrowers to perform as required under the terms of their loans; effect of additional provisions for loan losses; effect of any goodwill impairment, the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	September 30, 2010	June 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$934,694	$1,185,944	$835,141
Short-term investments	381,799	447,168	510,788
Securities purchased under resale agreements	350,000	230,000	227,444
Investment securities	2,907,349	2,077,011	2,564,081
Loans receivable, excluding covered loans (net of allowance for loan
losses of $240,286, $249,462 and $238,833)	8,323,684	8,177,966	8,246,685
Covered loans, net	4,975,502	5,275,492	5,598,155
Total loans receivable, net	13,299,186	13,453,458	13,844,840
Federal Home Loan Bank and Federal Reserve stock	216,738	223,395	217,002
FDIC indemnification asset	874,759	947,011	1,091,814
Other real estate owned, net	16,936	16,562	13,832
Other real estate owned covered, net	137,353	113,999	44,273
Premiums on deposits acquired, net	82,755	86,106	89,735
Goodwill	337,438	337,438	337,438
Other assets	878,239	849,229	782,824
Total assets	$20,417,246	$19,967,321	$20,559,212

Liabilities and Stockholders' Equity
Deposits	$15,297,971	$14,918,694	$14,987,613
Federal Home Loan Bank advances	1,018,074	1,022,011	1,805,387
Securities sold under repurchase agreements	1,045,664	1,051,192	1,026,870
Subordinated debt and trust preferred securities	235,570	235,570	235,570
Other borrowings	28,328	35,504	67,040
Accrued expenses and other liabilities	406,879	365,386	152,073
Total liabilities	18,032,486	17,628,357	18,274,553
Stockholders' equity	2,384,760	2,338,964	2,284,659
Total liabilities and stockholders' equity	$20,417,246	$19,967,321	$20,559,212
Book value per common share	$13.75	$13.31	$14.47
Number of common shares at period end	146,508	147,939	109,963

Ending Balances
	September 30, 2010	June 30, 2010	December 31, 2009
Loans receivable
Real estate - single family	$1,059,913	$1,033,155	$930,840
Real estate - multifamily	971,155	985,194	1,025,849
Real estate - commercial	3,425,852	3,500,273	3,606,179
Real estate - land	259,979	297,364	370,394
Real estate - construction	317,165	354,547	458,292
Commercial	1,696,173	1,528,863	1,512,709
Consumer	886,124	774,746	624,784
Total loans receivable, excluding covered loans	8,616,361	8,474,142	8,529,047
Covered loans, net	4,975,502	5,275,492	5,598,155
Total loans receivable	13,591,863	13,749,634	14,127,202
Unearned fees, premiums and discounts	(52,391)	(46,714)	(43,529)
Allowance for loan losses on non-covered loans	(240,286)	(249,462)	(238,833)
Net loans receivable	$13,299,186	$13,453,458	$13,844,840

Deposits
Noninterest-bearing demand	$2,571,750	$2,396,087	$2,291,259
Interest-bearing checking	762,633	685,572	667,177
Money market	4,190,448	4,162,129	3,138,866
Savings	955,278	946,043	991,520
Total core deposits	8,480,109	8,189,831	7,088,822
Time deposits	6,817,862	6,728,863	7,898,791
Total deposits	$15,297,971	$14,918,694	$14,987,613

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended
	September 30, 2010	June 30, 2010	September 30, 2009

Interest and dividend income	$231,400	$253,533	$147,924
Interest expense	(48,595)	(49,910)	(52,044)
Net interest income before provision for loan losses	182,805	203,623	95,880
Provision for loan losses	(38,648)	(55,256)	(159,244)
Net interest income (loss) after provision for loan losses	144,157	148,367	(63,364)
Noninterest income (loss)	29,315	35,685	(11,880)
Noninterest expense	(99,945)	(125,318)	(46,064)
Income (loss) before benefit for income taxes	73,527	58,734	(121,308)
Provision (benefit) for income taxes	26,576	22,386	(52,777)
Net income (loss)	46,951	36,348	(68,531)
Preferred stock dividend, inducement, and amortization of preferred stock discount	(6,732)	(6,147)	(10,620)
Net income (loss) available to common stockholders	$40,219	$30,201	$(79,151)
Net income (loss) per share, basic	$0.27	$0.21	$(0.91)
Net income (loss) per share, diluted	$0.27	$0.21	$(0.91)
Shares used to compute per share net income (loss):
- Basic	146,454	146,372	86,538
- Diluted	147,113	147,131	86,538

	Quarter Ended
	September 30, 2010	June 30, 2010	September 30, 2009
Noninterest income (loss):
Branch fees	$7,976	$8,219	$4,679
Increase (decrease) in FDIC indemnification asset and FDIC receivable	5,826	(9,424)	-
Net gain on sale of loans	4,177	8,073	8
Letters of credit fees and commissions	2,888	2,865	1,984
Net gain on sale of investment securities	2,791	5,847	2,177
Impairment loss on investment securities	(888)	(4,642)	(24,249)
Ancillary loan fees	2,367	2,369	1,227
Gain on acquisition	-	19,476	-
Other operating income	4,178	2,902	2,294
Total noninterest income (loss)	$29,315	$35,685	$(11,880)

Noninterest expense:
Compensation and employee benefits	$38,693	$41,579	$15,875
Occupancy and equipment expense	13,963	13,115	6,262
Loan related expenses	6,316	5,254	2,197
Other real estate owned expense	5,694	20,983	767
Deposit insurance premiums and regulatory assessments	5,676	4,528	6,057
Legal expense	5,301	6,183	1,323
Amortization of premiums on deposits acquired	3,352	3,310	1,069
Data processing	2,646	3,046	1,079
Consulting expense	1,612	1,919	759
Amortization of investments in affordable housing partnerships	1,442	2,638	1,709
Other operating expense	15,250	22,763	8,967
Total noninterest expense	$99,945	$125,318	$46,064

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Year To Date
	September 30, 2010	September 30, 2009

Interest and dividend income	$803,636	$439,180
Interest expense	(155,484)	(175,359)
Net interest income before provision for loan losses	648,152	263,821
Provision for loan losses	(170,325)	(388,666)
Net interest income (loss) after provision for loan losses	477,827	(124,845)
Noninterest income (loss)	56,549	(24,285)
Noninterest expense	(364,173)	(155,382)
Income (loss) before benefit for income taxes	170,203	(304,512)
Provision (benefit) for income taxes	61,988	(126,790)
Net income (loss) before extraordinary item	108,215	(177,722)
Extraordinary item, net of tax	-	(5,366)
Net income (loss) after extraordinary item	$108,215	$(183,088)
Preferred stock dividend, inducement, and amortization of preferred stock discount	(19,017)	(42,986)
Net income (loss) available to common stockholders	$89,198	$(226,074)
Net income (loss) per share, basic	$0.66	$(3.19)
Net income (loss) per share, diluted	$0.61	$(3.19)
Shares used to compute per share net income (loss):
- Basic	134,396	70,967
- Diluted	146,993	70,967

	Year To Date
	September 30, 2010	September 30, 2009
Noninterest income (loss):
Decrease in FDIC indemnification asset and FDIC receivable	$(47,170)	$-
Impairment loss on investment securities	(10,329)	(61,896)
Net gain on sale of investment securities	24,749	7,378
Gain on acquisition	27,571	-
Branch fees	24,953	14,463
Net gain on sale of loans	12,250	19
Letters of credit fees and commissions	8,493	5,768
Ancillary loan fees	6,425	4,812
Other operating income	9,607	5,171
Total noninterest income (loss)	$56,549	$(24,285)

Noninterest expense:
Compensation and employee benefits	$131,051	$49,492
Other real estate owned expense	44,689	16,480
Occupancy and equipment expense	39,022	19,950
Deposit insurance premiums and regulatory assessments	21,785	18,950
Loan related expenses	14,567	5,274
Legal expense	14,391	4,856
Prepayment penalty for FHLB advances	13,832	-
Amortization of premiums on deposits acquired	10,046	3,286
Data processing	8,174	3,362
Amortization of investments in affordable housing partnerships	7,117	5,121
Consulting expense	5,672	1,879
Other operating expense	53,827	26,732
Total noninterest expense	$364,173	$155,382

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended
	September 30, 2010	June 30, 2010	September 30, 2009
Loans receivable
Real estate - single family	$1,051,914	$989,744	$888,106
Real estate - multifamily	984,589	998,090	1,036,080
Real estate - commercial	3,452,114	3,530,045	3,552,897
Real estate - land	273,571	317,291	460,256
Real estate - construction	342,388	383,846	855,446
Commercial	1,591,042	1,492,560	1,360,223
Consumer	803,430	845,104	318,758
Total loans receivable, excluding covered loans	8,499,048	8,556,680	8,471,766
Covered loans	5,105,793	5,137,863	-
Total loans receivable	13,604,841	13,694,543	8,471,766
Investment securities	2,482,951	2,202,676	2,327,346
Earning assets	17,692,002	17,525,796	11,911,186
Total assets	20,097,142	19,886,269	12,635,277

Deposits
Noninterest-bearing demand	$2,436,031	$2,300,228	$1,335,131
Interest-bearing checking	731,267	663,936	342,922
Money market	4,162,847	3,968,293	2,160,722
Savings	960,927	961,374	421,844
Total core deposits	8,291,072	7,893,831	4,260,619
Time deposits	6,719,637	6,714,972	4,398,704
Total deposits	15,010,709	14,608,803	8,659,323
Interest-bearing liabilities	14,910,922	14,874,635	9,625,524
Stockholders' equity	2,360,025	2,310,623	1,543,822

Selected Ratios	Quarter Ended
	September 30, 2010	June 30, 2010	September 30, 2009
For The Period
Return on average assets	0.93%	0.73%	-2.17%
Return on average common equity	8.11%	6.26%	-27.12%
Interest rate spread (2)	3.90%	4.45%	2.78%
Net interest margin (2)	4.10%	4.66%	3.20%
Yield on earning assets (2)	5.19%	5.80%	4.93%
Cost of deposits	0.75%	0.80%	1.24%
Cost of funds	1.11%	1.17%	1.88%
Noninterest expense/average assets (1)	1.89%	2.32%	1.37%
Efficiency ratio (3)	47.64%	56.56%	39.99%

(1) Excludes the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalty for FHLB advances.

(2) Yields on certain securities have been adjusted upward to a "fully taxable equivalent" basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

(3) Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, investments in affordable housing partnerships and prepayment penalty for FHLB advances, divided by the aggregate of net interest income before provision for loan losses, excluding nonrecurring adjustments and noninterest income, excluding impairment loss on investment securities and gain on acquisition and the decrease in FDIC indemnification asset and FDIC receivable.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Year To Date
	September 30, 2010	September 30, 2009
Loans receivable
Real estate - single family	$990,806	$695,034
Real estate - multifamily	1,017,883	852,216
Real estate - commercial	3,519,178	3,511,979
Real estate - land	315,618	521,696
Real estate - construction	391,444	1,051,940
Commercial	1,496,885	1,411,609
Consumer	793,670	261,128
Total loans receivable, excluding covered loans	8,525,484	8,305,602
Covered loans	5,175,251	-
Total loans receivable	13,700,735	8,305,602
Investment securities	2,291,588	2,546,488
Earning assets	17,584,474	11,874,514
Total assets	20,049,938	12,584,000

Deposits
Noninterest-bearing demand	$2,323,950	$1,292,852
Interest-bearing checking	672,817	351,933
Money market	3,868,588	1,826,626
Savings	971,381	416,011
Total core deposits	7,836,736	3,887,422
Time deposits	6,914,615	4,586,027
Total deposits	14,751,351	8,473,449
Interest-bearing liabilities	15,191,062	9,627,681
Stockholders' equity	2,321,690	1,538,284

Selected Ratios	Year To Date
	September 30, 2010	September 30, 2009
For The Period
Return on average assets	0.72%	-1.94%
Return on average common equity	6.47%	-27.46%
Interest rate spread (2)	4.74%	2.51%
Net interest margin (2)	4.93%	2.97%
Yield on earning assets (2)	6.11%	4.95%
Cost of deposits	0.83%	1.50%
Cost of funds	1.19%	2.15%
Noninterest expense/average assets (1)	2.22%	1.56%
Efficiency ratio (3)	54.30%	48.67%

(1) Excludes the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalty for FHLB advances.

(2) Yields on certain securities have been adjusted upward to a "fully taxable equivalent" basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

(3) Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, investments in affordable housing partnerships and prepayment penalty for FHLB advances, divided by the aggregate of net interest income before provision for loan losses, excluding nonrecurring adjustments and noninterest income, excluding impairment loss on investment securities and gain on acquisition and the decrease in FDIC indemnification asset and FDIC receivable.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	September 30, 2010			September 30, 2009
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments and interest bearing deposits in other banks	$736,658	$2,362	1.27%	$897,527	$1,856	0.82%
Securities purchased under resale agreements	648,136	2,410	1.46%	91,033	2,153	9.25%
Investment securities (2)	2,482,951	15,725	2.51%	2,327,346	28,567	4.87%
Loans receivable	8,499,048	116,029	5.42%	8,471,766	114,512	5.36%
Loans receivable - covered	5,105,793	94,057	7.31%	-	-	-
Federal Home Loan Bank and Federal Reserve Bank stocks	219,416	817	1.49%	123,514	918	2.97%
Total interest-earning assets	17,692,002	231,400	5.19%	11,911,186	148,006	4.93%

Noninterest-earning assets:
Cash and due from banks	668,277			124,708
Allowance for loan losses	(253,078)			(244,542)
Other assets	1,989,941			843,925
Total assets	$20,097,142			$12,635,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	731,267	550	0.30%	342,922	286	0.33%
Money market accounts	4,162,847	7,103	0.68%	2,160,722	6,830	1.25%
Savings deposits	960,927	818	0.34%	421,844	608	0.57%
Time deposits	6,719,637	20,028	1.18%	4,398,704	19,246	1.74%
Federal Home Loan Bank advances	1,020,640	5,725	2.23%	1,046,056	11,172	4.24%
Securities sold under repurchase agreements	1,047,697	12,189	4.55%	1,018,321	12,140	4.66%
Subordinated debt and trust preferred securities	235,570	1,685	2.80%	235,570	1,760	2.92%
Other borrowings	32,337	497	6.01%	1,385	2	0.57%
Total interest-bearing liabilities	14,910,922	48,595	1.29%	9,625,524	52,044	2.15%

Noninterest-bearing liabilities:
Demand deposits	2,436,031			1,335,131
Other liabilities	390,164			130,800
Stockholders' equity	2,360,025			1,543,822
Total liabilities and stockholders' equity	$20,097,142			$12,635,277

Interest rate spread			3.90%			2.78%

Net interest income and net interest margin		$182,805	4.10%		$95,962	3.20%

Net interest income and net interest margin, adjusted (3)		$177,294	3.98%

(1) Annualized
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(3) Amounts exclude the net impact of covered loan dispositions of $5.5 million.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Year To Date
	September 30, 2010			September 30, 2009
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments and interest bearing deposits in other banks	$914,471	$7,405	1.08%	$835,769	$7,341	1.17%
Securities purchased under resale agreements	455,824	11,303	3.27%	64,286	4,695	9.63%
Investment securities (2)	2,291,588	50,656	2.96%	2,546,488	88,472	4.65%
Loans receivable	8,525,484	354,973	5.57%	8,305,602	336,997	5.42%
Loans receivable - covered	5,175,251	376,840	9.74%	-	-	-
Federal Home Loan Bank and Federal Reserve Bank stocks	221,856	2,473	1.49%	122,369	1,969	2.15%
Total interest-earning assets	17,584,474	803,650	6.11%	11,874,514	439,474	4.95%

Noninterest-earning assets:
Cash and due from banks	547,403			120,493
Allowance for loan losses	(254,153)			(210,015)
Other assets	2,172,214			799,008
Total assets	$20,049,938			$12,584,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	672,817	1,691	0.34%	351,933	1,003	0.38%
Money market accounts	3,868,588	23,405	0.81%	1,826,626	18,664	1.37%
Savings deposits	971,381	3,234	0.45%	416,011	1,969	0.63%
Time deposits	6,914,615	62,749	1.21%	4,586,027	73,297	2.14%
Federal Home Loan Bank advances	1,427,903	20,905	1.96%	1,200,713	38,191	4.25%
Securities sold under repurchase agreements	1,039,636	36,775	4.66%	1,007,912	36,016	4.71%
Subordinated debt and trust preferred securities	235,570	4,823	2.70%	235,570	6,211	3.48%
Other borrowings	60,552	1,902	4.14%	2,889	8	0.37%
Total interest-bearing liabilities	15,191,062	155,484	1.37%	9,627,681	175,359	2.44%

Noninterest-bearing liabilities:
Demand deposits	2,323,950			1,292,852
Other liabilities	213,236			125,183
Stockholders' equity	2,321,690			1,538,284
Total liabilities and stockholders' equity	$20,049,938			$12,584,000

Interest rate spread			4.74%			2.51%

Net interest income and net interest margin		$648,166	4.93%		$264,115	2.97%

Net interest income and net interest margin, adjusted (3)		$551,080	4.19%

(1) Annualized
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(3) Amounts exclude the net impact of covered loan dispositions of $97.1 million.

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP
(In thousands)
(unaudited)
	Quarter Ended
	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
LOANS
Allowance balance, beginning of period	$249,462	$250,517	$238,833	$230,650	$223,700
Allowance for unfunded loan commitments and letters of credit	1,133	(1,115)	(808)	(1,161)	(1,051)
Provision for loan losses	38,648	55,256	76,421	140,000	159,244

Net Charge-offs:
Real estate - single family	14,620	3,257	3,426	7,083	8,034
Real estate - multifamily	7,526	7,552	4,860	8,425	7,231
Real estate - commercial	11,779	11,836	8,201	13,305	23,105
Real estate - land	4,236	9,765	26,828	20,390	39,988
Real estate - residential construction	3,087	3,086	11,642	48,919	32,535
Real estate - commercial construction	977	8,548	2,029	21,355	23,051
Commercial	2,546	10,563	6,422	5,789	14,956
Trade finance	(7)	(88)	(54)	2,569	2,256
Consumer	293	677	575	2,821	87
Total net charge-offs (recovery)	45,057	55,196	63,929	130,656	151,243
Allowance balance, end of period (3)	$244,186	$249,462	$250,517	$238,833	$230,650

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$10,042	$8,927	$8,119	$6,958	$5,907
Provision for unfunded loan commitments and letters of credit	(1,133)	1,115	808	1,161	1,051
Allowance balance, end of period	$8,909	$10,042	$8,927	$8,119	$6,958
GRAND TOTAL, END OF PERIOD	$253,095	$259,504	$259,444	$246,952	$237,608

Nonperforming assets to total assets (1)	0.96%	0.98%	0.89%	0.91%	1.84%
Allowance for loan losses on non-covered loans to total gross non-covered loans at end of period	2.79%	2.94%	2.93%	2.80%	2.74%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non-covered loans at end of period	2.89%	3.06%	3.03%	2.90%	2.82%
Allowance on non-covered loans to non-covered nonaccrual loans at end of period	133.95%	139.31%	143.62%	137.91%	112.82%
Nonaccrual loans to total loans (2)	1.32%	1.30%	1.27%	1.23%	2.43%

(1) Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.
(2) Nonaccrual loans excludes covered loans. Total loans includes covered loans.
(3) Included in the allowance is $3.9 million related to covered loans. This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates and therefore, are covered under the loss share agreements with the FDIC. Allowance on these subsequent drawdowns is accounted for as part of our general allowance.

EAST WEST BANCORP, INC
TOTAL NON-PERFORMING ASSETS, EXCLUDING COVERED ASSETS
(in thousands)
(unaudited)
AS OF SEPTEMBER 30, 2010
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$5,359	$-	$5,359	$947	$6,306
Real estate - multifamily	10,386	6,263	16,649	3,088	19,737
Real estate - commercial	28,786	30,799	59,585	6,730	66,315
Real estate - land	32,443	14,760	47,203	4,680	51,883
Real estate - residential construction	2,068	-	2,068	92	2,160
Real estate - commercial construction	17,188	4,077	21,265	830	22,095
Commercial	6,653	20,084	26,737	223	26,960
Trade Finance	-	-	-	-	-
Consumer	427	91	518	346	864
Total	$103,310	$76,074	$179,384	$16,936	$196,320

AS OF JUNE 30, 2010
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$14,835	$-	$14,835	$395	$15,230
Real estate - multifamily	13,180	5,521	18,701	3,131	21,832
Real estate - commercial	15,778	2,569	18,347	7,047	25,394
Real estate - land	43,775	5,292	49,067	2,541	51,608
Real estate - residential construction	1,454	23,370	24,824	2,272	27,096
Real estate - commercial construction	22,997	449	23,446	830	24,276
Commercial	19,310	8,994	28,304	-	28,304
Trade Finance	-	-	-	-	-
Consumer	1,436	104	1,540	346	1,886
Total	$132,765	$46,299	$179,064	$16,562	$195,626

AS OF DECEMBER 31, 2009
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$3,262	$-	$3,262	$264	$3,526
Real estate - multifamily	10,631	-	10,631	2,118	12,749
Real estate - commercial	11,654	18,450	30,104	5,687	35,791
Real estate - land	27,179	42,666	69,845	4,393	74,238
Real estate - residential construction	17,179	-	17,179	540	17,719
Real estate - commercial construction	-	17,132	17,132	830	17,962
Commercial	8,002	16,765	24,767	-	24,767
Trade Finance	-	-	-	-	-
Consumer	114	146	260	-	260
Total	$78,021	$95,159	$173,180	$13,832	$187,012

AS OF SEPTEMBER 30, 2009
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$6,189	$-	$6,189	$648	$6,837
Real estate - multifamily	11,211	652	11,863	1,147	13,010
Real estate - commercial	17,381	16,040	33,421	2,330	35,751
Real estate - land	23,568	33,610	57,178	4,020	61,198
Real estate - residential construction	55,130	-	55,130	12,238	67,368
Real estate - commercial construction	10,784	-	10,784	3,680	14,464
Commercial	11,783	13,227	25,010	122	25,132
Trade Finance	3,666	1,785	5,451	-	5,451
Consumer	293	676	969	-	969
Total	$140,005	$65,990	$205,995	$24,185	$230,180

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

The tangible common equity to risk weighted asset and tangible common equity to tangible asset ratios is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. As the use of tangible common equity to tangible asset is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible asset ratios.

As of
September 30, 2010
Stockholders' Equity	$2,384,760
Less:
Preferred Equity	(370,882)
Goodwill and other intangible assets	(421,309)
Tangible common equity	$1,592,569

Risk-weighted assets	11,785,125

Tangible Common Equity to risk-weighted assets	13.5%

As of
September 30, 2010
Total assets	$20,417,246
Less:
Goodwill and other intangible assets	(421,309)
Tangible assets	$19,995,937

Tangible common equity to tangible asset ratio	7.96%

Operating noninterest income is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. There are noninterest income line items that are non-core in nature. Operating noninterest income excludes such non-core noninterest income line items. The Company believes that presenting the operating noninterest income provides more clarity to the users of financial statements regarding the core noninterest income amounts.

Quarter Ended
September 30, 2010
Noninterest income	$29,315
Add:
Impairment loss on investment securities	888
Less:
Net gain on sale of investment securities	(2,791)
Net gain on sale of loans	(4,177)
Increase in FDIC indemnification asset	(5,826)
Operating noninterest income (non-GAAP)	$17,409

Quarter Ended
September 30, 2009
Noninterest income	$(11,880)
Add:
Impairment loss on investment securities	24,249
Less:
Net gain on sale of investment securities	(2,177)
Net gain on sale of loans	(8)
Operating noninterest income (non-GAAP)	$10,184

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting the operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

Quarter Ended
($ in thousands)	September 30, 2010
Total noninterest expense:	$99,945
Amounts to be reimbursed on covered assets (80% of actual expense amount)	7,834
Noninterest expense excluding reimbursement amounts	$92,111

Quarter Ended
($ in thousands)	June 30, 2010
Total noninterest expense:	$125,318
Amounts to be reimbursed on covered assets (80% of actual expense amount)	19,103
Prepayment penalty for FHLB advances	3,900
Noninterest expense excluding reimbursement amounts and prepayment penalty for FHLB advances	$102,315

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended September 30, 2010
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$17,692,002	$231,400	5.19%
Net interest income and net interest margin		$182,805	4.10%
Less net impact of covered loan dispositions		(5,511)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions		$177,294	3.98%

	Year to Date September 30, 2010
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$17,584,474	$803,650	6.11%
Net interest income and net interest margin		$648,166	4.93%
Less net impact of covered loan dispositions		(97,086)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions		$551,080	4.19%

(1) Annualized.